MCN ENERGY GROUP INC.AND SUBSIDIARIES                            EXHIBIT 12-1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLARS IN THOUSANDS)

                                                          TWELVE MONTHS            TWELVE MONTHS           TWELVE MONTHS
                                                              ENDED                    ENDED                   ENDED
                                                          JUNE 30, 1998          DECEMBER 31, 1997       DECEMBER 31, 1996
                                                       ---------------------    ---------------------   --------------------
      EARNINGS AS DEFINED (1) (5)
      Pre-tax income (loss) (2) (6)                              $ (168,860)               $ 181,299              $ 146,607
      Fixed charges (3)                                             136,037                  125,338                 99,944
                                                                 ----------                ---------              ---------
           Earnings (loss) as defined                            $  (32,823)               $ 306,637              $ 246,551
                                                                 ===========               =========              =========

      FIXED CHARGES AS DEFINED (1)  (4) (5)
      Interest, expensed                                         $   89,394                $  86,453              $  77,781
      Interest, capitalized                                          22,219                   18,190                 13,235
      Amortization of debt discounts, premium
           and expense                                                2,394                    2,426                  2,217
      Interest implicit in rentals                                    2,769                    2,181                  2,339
      Preferred securities dividend requirements
           of subsidiaries                                           38,516                   31,090                 12,390
                                                                 ----------                ---------              ---------
           Fixed charges as defined                              $  155,292                $ 140,340              $ 107,962
                                                                 ===========               ==========             ==========
      Ratio of Earnings to Fixed Charges (7)                          (0.21)                    2.18                   2.28
                                                                 ===========               ==========             ==========



  (1) Earnings and fixed charges are defined and computed in accordance with
      Item 503 of Regulation S-K.

  (2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN and its majority-owned subsidiaries, (b) MCN's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

  (3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period for nonutility companies and the preferred securities dividend requirements of MichCon included in fixed charges but not deducted in the determination of pre-tax income.

  (4) Fixed charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries, increased to reflect the pre-tax earnings requirement for MichCon.

  (5) In June 1996, MCN completed the sale of The Genix Group, its computer operations subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.

  (6) In June 1998, MCN's Diversified Energy group recorded two write-downs of Exploration & Production properties and investments totaling $339,157,000 ($220,452,000 net of taxes).

  (7) Earnings for the twelve-month period ended June 30, 1998 were not adequate to cover fixed charges. The amount of the coverage deficiency was $188,115,000. The ratio of earnings to fixed charges for 1998, excluding the write-downs (6), would have been 1.97.